Exhibit 10.21.2

[Employee]

Notice of Restricted Stock Unit Grant

Participant:	[Participant Name]

Company:	First American Financial Corporation

Notice:	You have been granted the following Restricted Stock Units in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto.

Type of Award:	Restricted Stock Units

Plan:	First American Financial Corporation 2010 Incentive Compensation Plan

Grant:	Date of Grant: [Grant Date] [Number of Shares Underlying Bonus Restricted Stock Units: [Number of shares Granted]]

[Number of Shares Underlying Other Restricted Stock Units: [Number of shares Granted]]

Period of Restriction:	Subject to the terms of the Plan and this Agreement, the Period of Restriction applicable to the Restricted Stock Units shall commence on the Date of Grant and shall lapse on the date listed in the “Lapse Date” column below as to that percentage of Shares underlying the Restricted Stock Units set forth below opposite each such date.

Lapse Date	Percentage of Shares as to Which Period of Restriction Lapses
Date of Grant + 1 year	25%
Date of Grant + 2 years	25%
Date of Grant + 3 years	25%
Date of Grant + 4 years	25%

For the avoidance of doubt, the relevant percentage of the Period of Restriction shall lapse on a pro-rata basis with respect to each of the total Shares underlying Bonus Restricted Stock Units and the total Shares underlying Other Restricted Stock Units.

Rejection:	If you wish to accept this Restricted Stock Unit Award, please access Fidelity NetBenefits® at www.netbenefits.com and follow the steps outlined under the “Accept Grant” link at any time within forty-five (45) days after the Date of Grant. If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Restricted Stock Unit Award.

[Employee]

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between First American Financial Corporation (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1.	Definitions.

Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the Plan.

For “Cause,” shall be defined as: (i) embezzlement, theft or misappropriation by the Participant of any property of any of the Company or its affiliates; (ii) Participant’s breach of any fiduciary duty to the Company or its affiliates; (iii) Participant’s failure or refusal to comply with laws or regulations applicable to the Company or its affiliates and their businesses or the policies of the Company and its affiliates governing the conduct of its employees or directors; (iv) Participant’s gross incompetence in the performance of Participant’s job duties; (v) commission by Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of Participant to perform duties consistent with a commercially reasonable standard of care; (vii) Participant’s failure or refusal to perform Participant’s job duties or to perform specific directives of Participant’s supervisor or designee, or the senior officers or Board of Directors of the Company; or (viii) any gross negligence or willful misconduct of Participant resulting in loss to the Company or its affiliates, or damage to the reputation of the Company or its affiliates.

2.	Grant of the Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, a right to receive the number of shares of common stock of the Company, par value $.00001 per share (“Shares”), set forth in the Grant Notice (the “Restricted Stock Units”).

3.	Dividend Equivalents.

Each Restricted Stock Unit shall accrue Dividend Equivalents with respect to dividends that would otherwise be paid on the Share underlying such Restricted Stock Unit during the period from the Grant Date to the date such Share is delivered in accordance with Section 6. Any such Dividend Equivalent shall be deemed reinvested in additional Shares underlying the Restricted Stock Units within each Period of Restriction immediately upon the related dividend’s payment date, based on the then-current Fair Market Value (rounded down to the nearest whole number), and shall be subject to the Period of Restriction applicable to the Restricted Stock Unit on which such Dividend Equivalent is paid. Any such conversion of Dividend Equivalents shall be conclusively determined by the Committee. The Shares underlying Restricted Stock Units into which Dividend Equivalents are so converted shall be delivered in accordance with Section 6.

4.	Period of Restriction; Termination.

The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice. Subject to the terms of the Plan and the remaining provisions of this Section 4, all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of the Participant’s Termination shall be immediately forfeited. Notwithstanding the foregoing to the contrary:

(a)	In the event of the Participant’s Termination due to his or her death, the Period of Restriction as to all Restricted Stock Units shall lapse in its entirety.

(b)	In the event of the Participant’s Termination due to his or her Disability, the Period of Restriction as to all Restricted Stock Units shall lapse in its entirety, provided that the Participant shall have signed a separation agreement in the form established by the Company.

(c)	In the event of the Participant’s Termination due to his or her Normal Retirement, the Period of Restriction as to all Restricted Stock Units shall continue in effect until, and lapse on, the first anniversary of the date of such Normal Retirement, provided that the Participant shall have signed a separation agreement in the form established by the Company.

(d)	Early Retirement.

(i)	In the event of Participant’s Termination due to his Early Retirement at any time, the outstanding Period of Restriction applicable to all Bonus Restricted Stock Units (but not any Other Restricted Stock Units) shall continue in effect until, and lapse on, the first anniversary of the date of such Early Retirement, provided that the Participant shall have signed a separation agreement in the form established by the Company.

(ii)	In the event of Participant’s Termination due to his Early Retirement after the second anniversary of the Date of Grant but before October 1, 2014, the outstanding Period of Restriction applicable to all Other Restricted Stock Units shall continue in effect until, and lapse on, the third anniversary of the Date of Grant, provided that the Participant shall have signed a separation agreement in the form established by the Company and shall have provided reasonable transitional assistance to the Company after his Early Retirement.

(iii)	In the event of Participant’s Termination due to his Early Retirement on or after October 1, 2014, the outstanding Period of Restriction applicable to all Other Restricted Stock Units shall continue in effect, and lapse on, the applicable Lapse Date, as set forth in the Grant Notice, provided that the Participant shall have signed a separation agreement in the form established by the Company and shall have provided reasonable transitional assistance to the Company after his Early Retirement through the applicable Lapse Date.

(e)	In the event of the Participant’s involuntary Termination by the Company or an Affiliate without Cause, the outstanding Period of Restriction applicable to all Bonus Restricted Stock Units (but not any Other Restricted Stock Units) shall continue in effect until, and lapse on, the first anniversary of the date of such Termination, provided that the Participant shall have signed a separation agreement in the form established by the Company.

For purposes of this Agreement, “Normal Retirement” means Termination of the Participant, other than for Cause, after the Participant has reached 62 years of age and “Early Retirement” means Termination of the Participant, other than for Cause, after the Participant has reached 55 years of age and been employed by the Company and/or an Affiliate for more than 10 years.

5.	Change of Control.

Except for a Change of Control that has been approved by the Company’s Incumbent Board prior to the occurrence of such Change of Control, the provisions of Section 15.1 of the Plan shall apply to the Restricted Stock Units.

6.	Delivery of Shares.

Unless delivery is deferred pursuant to a deferred compensation arrangement made available by the Company, as soon as reasonably practicable following the lapse of the applicable portion of the Period of Restriction, but in no event later than 90 days following the date of such lapse, the Company shall cause to be delivered to the Participant the full number of Shares underlying the Restricted Stock Units as to which such portion of the Period of Restriction has so lapsed, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, subject to satisfaction of applicable tax withholding obligations with respect thereto pursuant to Article XVII of the Plan; provided, however, that if the Participant’s Termination occurs due to Disability, such delivery of Shares shall be delayed for six months from the date of such Participant’s Termination if the Participant is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) and if necessary to avoid the imposition of taxes on the Participant pursuant to Section 409A of the Code.

7.	No Ownership Rights Prior to Issuance of Shares.

Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

8.	Detrimental Activity.

(a) Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the delivery of Shares with respect to the Restricted Stock Units, the Participant engages in Detrimental Activity, such Restricted Stock Units shall be cancelled and rescinded without any payment or consideration therefor. The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Committee in its good faith discretion, and lapse of the Period of Restriction and delivery of Shares with respect to the Restricted Stock Units shall be suspended pending resolution to the Committee’s satisfaction of any investigation of the matter.

(b) For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s employment with the Company and/or its Subsidiaries and Affiliates relating to the business affairs of the Company or any such Subsidiaries or Affiliates, in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with Company, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Company or any of its Subsidiaries or Affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Company or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries or Affiliates, any conduct constituting unfair competition, or inducing any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, in each case as determined by the Committee in its good faith discretion.

9.	No Right to Continued Employment.

None of the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Company or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Company or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 9 is not intended to amend or modify any other agreement, including any employment agreement, that may be in existence between the Participant and the Company or any Subsidiary or Affiliate.

10.	The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com under Plan Information and Documents. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at First American Financial Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify.

11.	Compliance with Laws and Regulations.

(a) The Restricted Stock Units and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b) It is intended that the Shares received in respect of the Restricted Stock Units shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

12.	Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to First American Financial Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

13.	Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

14.	Other Plans.

The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate. Dividend Equivalents paid on either Bonus Restricted Stock Units or Other Restricted Stock Units shall not be deemed to be “Covered Compensation” under such plans.

[15.	Vesting of RSUs Contingent on Company Performance.

Notwithstanding any other provisions in this Agreement, except in the event of an acceleration of vesting pursuant to Section 4(a) or Section 5 of this Agreement, the Participant’s entitlement to the receipt of any Shares hereunder is contingent upon the Company’s achievement of net income (as defined in accordance with generally acceptable accounting principles) for 2012 of $25 million or more. Net income shall be determined without regard to (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss, and (f) foreign exchange gains and losses.][NOTE: PARAGRAPH 15 APPLIES ONLY TO EXECUTIVE OFFICER VERSION.]

FIRST AMERICAN FINANCIAL CORPORATION

By:
Name: Parker S. Kennedy
Title: Executive Chairman

Date:	[Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:	[Participant Name]

Date:	[Acceptance Date]

[NOTE: GRANT WILL BE ACCEPTED ELECTRONICALLY]